Exhibit 99.1

Final Transcript

MERCHANTS BANK: Merchants Bancshares, Inc. Earnings Call July 25, 2012/10:00 a.m. EDT

SPEAKERS

Mike Tuttle – President & CEO

Janet Spitler – CFO

Geoff Hesslink – Senior Lender

ANALYSTS

Timur Braziler – KBW

PRESENTATION

Moderator

Ladies and gentlemen, thank you for standing by. Welcome to the Merchants Bancshares Inc. Earnings call. At this time all participants are in a listen-only mode. Later we will conduct a Q&A session. Instructions will be given at that time. (Operator instructions.) As a reminder this conference is being recorded.

I would now like to turn the conference over to our host, President and CEO, Michael Tuttle. You may go ahead.

M. Tuttle

Great, thank you, Rhonda and good morning, everybody. Thank you for joining us today. We’ll assume that you’ve had an opportunity to look at the press release that went out at the end of the day on Monday, but we are going to give you some added comments here. I’m joined this morning by Janet Spitler, who is our CFO, and Geoff Hesslink, who is our Senior Lender, and I’m going to ask them to provide some comments.

MERCHANTS BANK

Host: Michael Tuttle

July 25, 2012/10:00 a.m. EDT

I will start off by just a very, very quick review of the quarter. It was a good quarter. We’re very pleased with the results. We had some good growth in loan and deposit portfolios, fee income categories pulled harder for us as well, so all in all, a good performance all the way around, one that we were pleased with generally. The margin, as we’ve highlighted in the release here, is continuing under pressure, although we have taken a few steps here to help us out on that front as well. But nevertheless, the general trend of asset repricing down is certainly expected to continue.

I’m going to stop there, and I will ask Janet to give you her comments.

J. Spitler

Thanks, Mike. It was another strong quarter. We earned $3.7 million. Year-to-date, we’re at $7.3 million, which is 9% over the first half of last year. As Mike mentioned, our margin compression has continued, but we have been able to maintain our taxable equivalent net interest income, which has been a big focus for us.

We did make some changes on the liability side that will help. As we mentioned in the press release, we prepaid $10 million in FHLB debt in June, which was at a rate of 2.75%. That’s going to add about two basis points to the margin. That combined with reduced pricing on some of our larger deposit customers will help us slow the rate of decline, but we still expect that we’re going to see a three to five basis point compression per quarter, as these low rates continue. With the ten year that’s currently about 1.43% I believe, we are seeing some very rapid repricing on the asset side. We are tweaking the liabilities to the extent we can, but it is a battle.

So we need to continue to grow the balance sheet to maintain our net interest income dollars. We are on track to hit our projected 6% to 7% loan growth for 2012, and we’re also going to be increasing the investment portfolio over the third and fourth quarters.

Our non-interest income continues to grow. We’re growing our trust business. Debit card income is strong, but overdraft income continues to challenge us and has been consistently behind 2011 levels. We are rolling out our new commercial deposit line-up this quarter. We don’t expect any significant benefit in the third quarter, we’ll see some modest fee income increases in the fourth quarter.

MERCHANTS BANK

Host: Michael Tuttle

July 25, 2012/10:00 a.m. EDT

As we also mentioned in the press release, we recognized a $334,000 gain on the sale of some mineral rights that we owned in Oklahoma, which we acquired in a bank acquisition back in the ‘70s. We also recognized $372,000 in security gains, which were almost entirely offset by the $686,000 FHLB prepayment penalty.

We’ve also had continued success in our expense control. Our salary increases have been generally offset by credits related to loan originations. We have to make an accounting adjustment to capitalize some of our salary costs related to loan originations which is brought back in as an adjustment to yields, so that has almost entirely offset any salary increases during 2012.

Our tax rate was a bit higher this quarter, and we’re expecting that it’s going to be between 19% and 19.5% for 2012.

Now I’ll turn it over to Geoffrey.

G. Hesslink

Thank you, Janet. Good morning, everyone. Asset quality weakened in the second quarter, but remains high as evidenced by delinquency of one basis point, non-accrual loans of 27 basis points, and nonperforming assets of 35 basis points. The softening in asset quality in the second quarter explains almost entirely by one large residential mortgage customer that’s experiencing some financial hardship. This softening is not reflective of stress in our marketplace or in our customer base, because this asset quality softening is related to individual borrower’s circumstance. We don’t view it as overly problematic, and it is not indicative of a longer-term trend.

Moving over to loan growth, we had a solid quarter. I’ll remind listeners that the focus on average loans when you look at our growth in the second quarter; they’re much more reflective of our true loan growth, due to seasonal fluctuations in our municipal loan segment. About half of our municipal loans are driven in anticipation loans or tax anticipation loans. These loans fund are one-year loans that fund timing differences for our municipal customers between the timing between the revenue receipt and expense recognition. These loans mature and are paid in full by June 30th and then our customers typically re-borrow in early July for the subsequent fiscal period.

MERCHANTS BANK

Host: Michael Tuttle

July 25, 2012/10:00 a.m. EDT

So looking at the average loans, we grew at about 2% in the second quarter. That was on par with our expectations. The growth was driven by commercial loan segments and residential loan segments. It’s the same story there. Our residential first mortgage refinance activity is brisk in part to due to a low interest rate environment, and the commercial loan growth is again explained by some increased credit needs of our existing customer base and new customer acquisition.

It’s important to note that the growth we achieved in the second quarter occurred despite a significant reduction in line of credit utilization. At June 30, 2011, our line utilization was 47%, and at June 30, 2012, the line utilization was 41%, entirely explained by reduced commercial line borrowings, and there are a few factors I think driving that. Our commercial customer base, they’re internally generating cash, and they are also prudently and actively managing their balance sheets and so from a credit perspective both favorable things. Of course, line utilization is impacted by what continues to be a sluggish economic activity.

Looking forward, my expectation is growth will be, in the third quarter will be less than we achieved in the first and second quarter, primarily because the commercial loan pipeline, particularly the late stages in the pipeline, it’s a little more modest than we had in the first half of the year, and we’ll continue to be challenged by low line utilization, I think.

As Janet mentioned looking for the year as a whole, we still expect to achieve our objectives of 6% to 7% loan growth. By segment we may fall a little short in the municipal growth objective, but I expect we can make that up in commercial and residential segments.

So those conclude my prepared remarks. I’ll turn you over to Mr. Tuttle for his closing comments.

M. Tuttle

Great. Thank you, Geoffrey. So again, our general market conditions here remain favorable. Unemployment is down in the fours; in the mid-fours range. Real estate markets are relatively balanced in terms of office rents and residential sales, so we’re feeling as though those markets are stable and healthy, so overall market conditions are good.

MERCHANTS BANK

Host: Michael Tuttle

July 25, 2012/10:00 a.m. EDT

As you’ve heard summarized by everybody here, we clearly need to keep focused on growing the balance sheet. That is how we will outrun some of the margin compression and allow us to maintain that net interest income line. We will get the fee categories working harder for us at the same time, but that is a gradual process as well.

So I’m going to stop there and, Rhonda, if there are folks that have questions, we’d love to take those now.

Moderator

(Instructions given.) We do have one question here, one moment, Timur Braziler, you may go ahead.

T. Braziler

Hello, good morning, guys, just a couple questions for you. First we’ll start with the loan portfolio. On the release, you had mentioned that on the commercial, financial and agricultural loan balances, approximately half of the $13 million increase was expansion of one existing relationship. Can you give a little bit more information on that, what’s the collateral there and what’s the overall size of that relationship?

G. Hesslink

The overall size of the relationship, it’s roughly $19 million. This is a large solar project that we started earlier in the year, well, in this quarter obviously, so it’s a solar power generation financing, a wind power generation financing, I’m sorry. There are two components of it. They have one solar project refinance and a wind project. The larger is a wind power generation project.

T. Brazier

Okay, so that roughly $6.5 million this quarter was solely for the wind generation project and the remaining portion. How many loans does that remaining portion split into? I guess how many different projects is it associated with?

G. Hesslink

Can you help me understand your $6.5 million number?

T. Brazier

What’s that?

G. Hesslink

Could you repeat the question? I don’t follow the $6.5 million number.

T. Brazier

So it said that, so total commercial growth was $13 million. It said roughly half of it was to this one customer, so I’m getting to be around $6.5 million. Is that $6.5 million solely for this wind generation project, or is this for other projects as well?

MERCHANTS BANK

Host: Michael Tuttle

July 25, 2012/10:00 a.m. EDT

G. Hesslink

No, so we grew the commercial segment almost $30 million in the quarter, so about half of that $14 million relates to the wind project and the balance is spread out amongst primarily new customer acquisitions, but some growth in the existing customer base.

T. Brazier

Okay. Is this the largest relationship you have in your loan book?

G. Hesslink

It is.

T. Brazier

Okay, excellent. I’m assuming it’s an in-market customer.

G. Hesslink

Yes.

T. Brazier

Okay.

G. Hesslink

In-market project.

T. Brazier

Okay, secondly, Janet, you had mentioned that you’re going to be altering your security strategy a little bit in the coming quarters. Can you maybe clarify that comment a little bit more? What are you looking to do, as far as duration, what kind of products are you’re going to be putting on?

J. Spitler

We’re not going to change the strategy. We’re most likely going to grow the portfolio to continue to maintain our net interest income dollar amount. The new investments that we’re putting on are coming out in a lower rate, so in order to maintain the income we have to grow the portfolio a bit. We did let it run off at the end of June as a result of the municipal seasonal cash flows, which we were expecting and have started to grow it again in July, so we’ll be certainly over $500 million for the third quarter, but we’re not planning to make any big strategic changes, so it will be in the same type of product in general that we’ve been in historically.

T. Braziler

Okay, and then lastly on salaries and employee benefits, the number dropped pretty substantially from the first quarter. I’m assuming a portion of that was seasonality, but is there anything else in the number I should be accounting for?

MERCHANTS BANK

Host: Michael Tuttle

July 25, 2012/10:00 a.m. EDT

J. Spitler

Employee benefits, as I mentioned in the press release, have benefitted from a change that we made in our health insurance. There wasn’t anything specific in the quarter that was different than the first quarter. I did mention that there’s an accounting adjustment that we make having to do with loan originations, but again, there wasn’t a change from Q1 to Q2 in any of that.

M. Tuttle

There was some front-loading in Q1 for unemployment and FICA ….

J. Spitler

That’s right.

M. Tuttle

We get some benefit of that kind of over the balance of the year, because it gets front-end loaded.

J. Spitler

Yes, and some of the health insurance costs are front-end loaded, too. That’s a good point.

M. Tuttle

Right, yes.

T. Braziler

Okay, great, and then just one point of clarification, Janet, you said that the tax rate for the remainder of the year is going to be between and 19% and 20%.

J. Spitler

Nineteen to nineteen and a half.

T. Braziler

Nineteen to nineteen and a half, perfect. All right, thank you very much, guys, nice quarter.

Moderator

(Instructions given.) Mr. Tuttle, there’s no questions in queue at this time.

M. Tuttle

Thank you all for joining us this morning. We appreciate your interest and look forward to speaking with you again after Q3. Have a great day.

Moderator

That does conclude our conference for today. Thank you for your participation and for using AT&T Executive TeleConference Services. You may now disconnect.